Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2205	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS SECOND QUARTER FISCAL 2021 NET INCOME AND DECLARES QUARTERLY CASH DIVIDEND

Semiconductor Wafer Fab, PMG and Healthcare Revenues Grow Versus Q2 FY20; Record ALTA750 TM Tube sales

Q2 and FY21 Highlights

•	Net sales of $42.4 million were up 7% from last year’s pre-COVID second quarter.
•	Sales increased for PMG, Healthcare, and Semiconductor Wafer Fabrication equipment products in the second quarter of fiscal 2021 versus the second quarter of fiscal 2020.
•	Gross margin improved to 33.8% of net sales for the second quarter of fiscal 2021 versus 32.0% of net sales in the prior year’s second quarter.
•	Operating expenses increased $0.3 million to $13.5 million compared to the prior year’s second quarter. Legal expenses increased by $0.3 million.
•	Operating income was $0.9 million compared to an operating loss of $0.5 million in last year’s second quarter.
•	Earnings per common share (diluted) for the second quarter of fiscal 2021 was $0.05.
•	Cash and investments were $46.0 million as of November 28, 2020 versus $42.5 million on August 29, 2020 and $46.1 million on November 30, 2019.

LaFox, IL, JANUARY 6, 2021: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its second quarter ended November 28, 2020. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

Second Quarter Results

Net sales for the second quarter of fiscal 2021 increased 7.0% to $42.4 million compared to net sales of $39.6 million in the prior year’s second quarter primarily due to higher net sales for PMT and Richardson Healthcare, partially offset by lower net sales for Canvys. Richardson Electronics is an “essential business” and continued operating its manufacturing and distribution businesses on a global basis throughout the pandemic under strict safety guidelines. PMT sales increased by 11.2% from last year’s second quarter as a result of higher sales of semiconductor wafer fab equipment specialty products as well as power conversion and RF and microwave components. Power grid tube sales continued to be negatively impacted by the pandemic, however sales of certain product lines increased from the second quarter of fiscal 2020. Richardson Healthcare sales increased $0.6 million or 28.2% primarily due to a significant increase in demand for the ALTA750 TM Tubes, which was the highest quantity sold in any quarter. In addition, equipment sales increased in Latin America. Canvys sales decreased by $1.2 million or 14.7% due to temporary decreased customer demand globally related to COVID-19.

Gross margin improved to 33.8% of net sales during the second quarter of fiscal 2021 compared to 32.0% of net sales during the second quarter of fiscal 2020. PMT margin increased to 34.2% from 31.6% due to a favorable product mix and improved manufacturing efficiencies. Canvys margin as a percent of net sales increased to 35.5% from 32.9% as a result of its product mix. Healthcare margin as a percent of net sales was 25.6% in the second quarter of fiscal 2021 compared to 34.3% in the prior year’s second quarter primarily due to under absorbed manufacturing expenses related to tube development and manufacturing improvements.

Operating expenses were $13.5 million in the second quarter of fiscal 2021 compared to $13.2 million in the second quarter of fiscal 2020. The increase in operating expenses resulted from higher legal and employee compensation expenses, partially offset by lower travel and consulting expenses. Throughout the pandemic, the Company decided to support its employees through regular merit increases and incentive plans, and by avoiding layoffs or furloughs.

As a result, the Company reported an operating income of $0.9 million for the second quarter of fiscal 2021 compared to an operating loss of $0.5 million in the prior year’s second quarter. Other expense for the second quarter of fiscal 2021, including interest income and foreign exchange, was $0.1 million, the same as in the second quarter of fiscal 2020.

The income tax provision of $0.1 million for the second quarter of fiscal 2021 reflected a provision for foreign income taxes, which was lower than the prior year’s second quarter, and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss. Net income for the second quarter of fiscal 2021 was $0.7 million compared to a net loss of $0.6 million in the second quarter of fiscal 2020. Earnings per common share (diluted) in the second quarter of fiscal 2021 was $0.05.

“We were happy with the sales growth in Healthcare, PMG and semiconductor wafer fab equipment products despite the ongoing impact of the coronavirus around the world” said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “We were also pleased with the significant free cash flow generated during the quarter reflecting our commitment to carefully control expenses and capital expenditures” he concluded.

FINANCIAL SUMMARY – SIX MONTHS ENDED NOVEMBER 28, 2020

•

Net sales for the first six months of fiscal 2021 were $81.2 million, an increase of 1.2%, compared to net sales of $80.3 million during the first six months of fiscal 2020. Sales increased by $3.0 million or 5.0% for PMT but decreased by $1.7 million or 11.4% for Canvys and $0.4 million or 7.0% for Richardson Healthcare.

•

Gross margin increased to $26.7 million during the first six months of fiscal 2021, compared to $25.6 million during the first six months of fiscal 2020. As a percentage of net sales, gross margin increased to 32.9% of net sales during the first six months of fiscal 2021, compared to 31.9% of net sales during the first six months of fiscal 2020, primarily as a result of a favorable product mix in PMT and Canvys, and improved manufacturing efficiencies for PMT.

•

Operating expenses increased to $26.5 million for the first six months of fiscal 2021, compared to $26.0 million for the first six months of fiscal 2020. The increase in operating expenses resulted from higher legal and employee compensation expenses, partially offset by lower travel and consulting expenses.

•	Operating income during the first six months of fiscal 2021 was $0.2 million, compared to an operating loss of $0.4 million during the first six months of fiscal 2020.
•

Other expense for the first six months of fiscal 2021, including interest income and foreign exchange, was $0.5 million, as compared to other income of $0.2 million in the first six months of fiscal 2020.

•

The income tax provision of $0.2 million during the first six months of fiscal 2021 reflected a provision for foreign income taxes, which was lower than in the prior year’s first six months, and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss.

•	Net loss for the first six months of fiscal 2021 was $0.5 million, the same as during the first six months of fiscal 2020.

CASH DIVIDEND AND POSITION

The Company also announced today that its Board of Directors declared a $0.06 quarterly dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on February 24, 2021, to common stockholders of record as of February 5, 2021.

Cash and investments at the end of the second quarter of fiscal 2021 were $46.0 million compared to $42.5 million at the end of the first quarter of fiscal 2021 and $46.1 million at the end of the second quarter of fiscal 2020. The Company spent $0.6 million during the quarter on capital expenditures primarily related to its Healthcare business and IT System, versus $0.5 million during the second quarter of fiscal 2020.

CONFERENCE CALL INFORMATION

On Thursday, January 7, 2021, at 9:00 a.m. CST, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s second quarter fiscal year 2021 results.  A question and answer session will be included as part of the call’s agenda.

Participant Instructions

To listen to the call, please dial (USA/CANADA) (866) 784-8065 or (International) (602) 563-8684 and enter Conference ID: 8960048 approximately five minutes before the start of the call.  A replay of the call will be available beginning at 1:00 p.m. CST on January 7, 2021, for seven days.  The telephone number for the replay is (855) 859-2056; Conference ID: 8960048.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 3, 2020, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events, or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high- value flat panel detector solutions, replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	November 28, 2020	May 30, 2020
Assets
Current assets:
Cash and cash equivalents	$37,023	$30,535
Accounts receivable, less allowance of $256 and $334, respectively	21,077	20,197
Inventories, net	59,538	57,492
Prepaid expenses and other assets	2,798	2,442
Investments - current	9,000	16,000
Total current assets	129,436	126,666
Non-current assets:
Property, plant and equipment, net	17,358	17,674
Intangible assets, net	2,388	2,505
Lease ROU asset	2,857	3,419
Non-current deferred income taxes	529	456
Total non-current assets	23,132	24,054
Total assets	$152,568	$150,720
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,089	$17,372
Accrued liabilities	13,998	10,324
Lease liability current	1,280	1,485
Total current liabilities	30,367	29,181
Non-current liabilities:
Non-current deferred income tax liabilities	171	161
Lease liability non-current	1,512	1,941
Other non-current liabilities	884	777
Total non-current liabilities	2,567	2,879
Total liabilities	32,934	32,060
Stockholders’ equity
Common stock, $0.05 par value; issued and outstanding 11,111 shares on November 28, 2020 and 11,038 shares on May 30, 2020	556	552
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,097 shares on November 28, 2020 and May 30, 2020	105	105
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	62,124	61,749
Retained earnings	52,746	54,764
Accumulated other comprehensive income	4,103	1,490
Total stockholders’ equity	119,634	118,660
Total liabilities and stockholders’ equity	$152,568	$150,720

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 28, 2020	November 30, 2019	November 28, 2020	November 30, 2019
Statements of Comprehensive Income (Loss)
Net sales	$42,418	$39,634	$81,230	$80,287
Cost of sales	28,075	26,954	54,528	54,656
Gross profit	14,343	12,680	26,702	25,631
Selling, general and administrative expenses	13,491	13,161	26,467	26,008
Loss on disposal of assets	—	—	—	1
Operating income (loss)	852	(481)	235	(378)
Other expense (income):
Investment/interest income	(15)	(123)	(33)	(243)
Foreign exchange loss	143	199	585	89
Other, net	(18)	(15)	(36)	(16)
Total other expense (income)	110	61	516	(170)
Income (loss) before income taxes	742	(542)	(281)	(208)
Income tax provision	53	80	177	257
Net income (loss)	689	(622)	(458)	(465)
Foreign currency translation gain (loss), net of tax	477	222	2,613	(494)
Comprehensive income (loss)	$1,166	$(400)	$2,155	$(959)
Net income (loss) per share
Common shares - Basic	$0.05	$(0.05)	$(0.04)	$(0.04)
Class B common shares - Basic	$0.05	$(0.04)	$(0.03)	$(0.03)
Common shares - Diluted	$0.05	$(0.05)	$(0.04)	$(0.04)
Class B common shares - Diluted	$0.05	$(0.04)	$(0.03)	$(0.03)
Weighted average number of shares:
Common shares – Basic	11,111	11,038	11,090	11,014
Class B common shares – Basic	2,097	2,097	2,097	2,097
Common shares – Diluted	11,128	11,038	11,090	11,014
Class B common shares – Diluted	2,097	2,097	2,097	2,097
Dividends per common share	$0.060	$0.060	$0.120	$0.120
Dividends per Class B common share	$0.054	$0.054	$0.108	$0.108

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Six Months Ended
	November 28, 2020	November 30, 2019	November 28, 2020	November 30, 2019
Operating activities:
Net income (loss)	$689	$(622)	$(458)	$(465)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	873	825	1,746	1,658
Inventory provisions	215	120	452	281
Loss on disposal of assets	—	—	—	1
Share-based compensation expense	178	182	379	370
Deferred income taxes	(55)	23	(53)	(25)
Change in assets and liabilities:
Accounts receivable	687	(335)	(167)	1,826
Inventories	613	(2,062)	(1,008)	(3,419)
Prepaid expenses and other assets	(381)	(423)	(272)	202
Accounts payable	211	2,590	(2,523)	(1,365)
Accrued liabilities	1,633	486	3,412	(390)
Other	(236)	(165)	(438)	(109)
Net cash provided by (used in) operating activities	4,427	619	1,070	(1,435)
Investing activities:
Capital expenditures	(562)	(475)	(1,280)	(814)
Proceeds from maturity of investments	—	—	16,000	8,000
Purchases of investments	—	(13,000)	(9,000)	(13,000)
Net cash (used in) provided by investing activities	(562)	(13,475)	5,720	(5,814)
Financing activities:
Proceeds from issuance of common stock	—	59	—	59
Cash dividends paid	(780)	(775)	(1,560)	(1,550)
Payment of financing lease principal	(46)	(45)	(91)	(75)
Other	—	(4)	—	—
Net cash used in financing activities	(826)	(765)	(1,651)	(1,566)
Effect of exchange rate changes on cash and cash equivalents	489	218	1,349	(150)
Increase (decrease) in cash and cash equivalents	3,528	(13,403)	6,488	(8,965)
Cash and cash equivalents at beginning of period	33,495	46,457	30,535	42,019
Cash and cash equivalents at end of period	$37,023	$33,054	$37,023	$33,054

Richardson Electronics, Ltd.

Net Sales and Gross Profit

For the Second Quarter and First Six Months of Fiscal 2021 and Fiscal 2020

($ in thousands)

By Strategic Business Unit:

Net Sales
	Q2 FY 2021		Q2 FY 2020	% Change
PMT	$32,929		$29,603	11.2%
Canvys	6,701		7,856	-14.7%
Healthcare	2,788		2,175	28.2%
Total	$42,418		$39,634	7.0%

	YTD FY 2021		YTD FY 2020	% Change
PMT	$63,181		$60,170	5.0%
Canvys	13,413		15,133	-11.4%
Healthcare	4,636		4,984	-7.0%
Total	$81,230		$80,287	1.2%

Gross Profit
	Q2 FY 2021	% of Net Sales	Q2 FY 2020	% of Net Sales
PMT	$11,251	34.2%	$9,349	31.6%
Canvys	2,379	35.5%	2,585	32.9%
Healthcare	713	25.6%	746	34.3%
Total	$14,343	33.8%	$12,680	32.0%

	YTD FY 2021	% of Net Sales	YTD FY 2020	% of Net Sales
PMT	$21,222	33.6%	$19,028	31.6%
Canvys	4,663	34.8%	4,906	32.4%
Healthcare	817	17.6%	1,697	34.0%
Total	$26,702	32.9%	$25,631	31.9%